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August 2, 2000                                                         Exhibit 5

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re: RSL Communications, Ltd.

Ladies/Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by RSL Communications, Ltd. (the "Registrant"), a Bermuda corporation, with the United States Securities and Exchange Commission with respect to the registration of up to an aggregate of 4,000,000 shares of the Registrant's Class A Common Shares, par value $0.00457 per share (the "Class A Common Shares"), to be issued upon the exercise of options granted under the Registrant's Employee Stock Purchase Plan.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the United States Securities Act of 1933, and when the Class A Common Shares to be issued are sold and paid for in the manner described in the aforementioned Plan, the Class A Common Shares will have been validly issued, fully paid and not subject to further calls.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

Conyers, Dill and Pearman